Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – October 20, 2003

DATALINK CORPORATION REPORTS 2003 THIRD QUARTER AND NINE-MONTH OPERATING RESULTS

Cost reduction steps to result in fourth quarter charge

Senior management changes announced

Live Webcast of Conference Call at 9:30 AM Central Time today, October 20, 2003

MINNEAPOLIS – October 20, 2003 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended September 30, 2003, were $20.0 million compared to $21.9 million in the prior year.  The Company reported a net loss of $2 million, or $.20 per diluted share, compared to a loss of $962,000 or $.09 per diluted share, for the year-ago third quarter. Revenues and earnings are consistent with revised guidance the company issued on September 29, 2003.

For the nine-months ended September 30, 2003, revenues increased 8 percent totaling $70.1 million, versus $64.7 million generated in the comparable 2002 period. Datalink’s net loss was $3.1 million, or $.30 per diluted share, compared to a net loss of $3.5 million, or $.37 per diluted share, in the year-earlier period.

Net losses in 2003 do not include any tax benefit of the operating loss. Beginning in 2003, Datalink ceased recording tax benefit on operating losses. The tax benefit of the company’s operating losses may be realized in the future when Datalink has taxable income.

Greg Meland, Datalink’s CEO, commented, “During the third quarter Datalink experienced a softening in customer demand as well as several large orders which could not be fully implemented before quarter end. The results were particularly disappointing since the Company’s performance in the first two quarters of 2003 showed improvement over last year.  Despite the slow quarter, the company’s year-to-date revenues are up 8 percent over the prior year. Additionally, our gross profit margins remain at comparable levels and our service revenues have grown 10 percent over the prior year. The growth in service revenues reflects the expanded capabilities of Datalink’s customer support area, offering enhanced services that deliver greater value to our customers and help information system staffs better meet their organizational needs.”

“Datalink is financially strong, with $13 million in cash, and no debt. Nevertheless, in light of Datalink’s recent results and in an effort to return the Company to profitability more quickly, we are taking steps to more aggressively reduce operating costs” said Meland.

Cost Reduction Actions and Management Changes

Datalink’s cost reduction actions include:

•                  A reduction of staff by approximately 16% and

•                  The closing of 4 underperforming offices

We have reduced Datalink’s headcount from 157 employees to 132 and the number of offices has been reduced from 18 to 14. As a result of these changes and other cost reduction steps, we expect Datalink’s fixed costs to decline by approximately $3 million per year from current levels.

Datalink also announced that Charlie Westling has been promoted to President and Chief Operating Officer (see separate release Datalink issued today). Previously, Westling was the Company’s Vice President of Market Development.

Additionally, after a transition period, Steve Howe, Vice President of Field Operations will be leaving the Company to pursue other interests.

Meland further noted, “We value the contributions of all of our employees and reducing our staff is difficult. While all areas of Datalink are affected, we kept our significant investment in customer support and other customer facing field operations staff largely intact. Datalink’s history of fostering long-term customer relationships is key to our future success. We have worked diligently to balance these new cost reduction initiatives with customer needs and the market opportunities we will pursue. We believe that Datalink will be a more focused company with a stronger platform for growth.

“Datalink remains a national leader in delivering data storage solutions. We are focused on emerging technologies that generate high value returns for our customers while differentiating Datalink from its competition”, concluded Meland.

Outlook:

Datalink estimates that it will record a fourth quarter charge for the revaluation of intangible assets, employee severance, and office closing costs of approximately $1.8 million or $.18 per diluted share. Approximately $950,000 of the estimated fourth quarter charge consists of non-cash items.

The Company declined to give earnings guidance at this time.

Webcast

A live Webcast of the Datalink conference call to discuss operating results is scheduled for today, October 20, 2003 at 9:30 a.m. Central Time and can be heard via Datalink’s Website, www.datalink.com.

Datalink Corporation is an information storage architect. The Company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated fourth quarter 2003 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. The Company also cannot assure that its new cost reduction initiatives and management changes announced in this press release will lead to profitability.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869
e-mail: investor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales:
Products	$12,597	$15,272	$47,549	$44,153
Services	7,354	6,586	22,515	20,508
Total net sales	19,951	21,858	70,064	64,661

Cost of sales:
Cost of product sales	9,909	11,728	36,600	33,940
Cost of service sales	5,032	4,733	15,307	14,778
Total cost of sales	14,941	16,461	51,907	48,718
Gross profit	5,010	5,397	18,157	15,943
Operating expenses:
Sales and marketing	2,815	2,746	8,873	8,788
General and administrative	2,736	2,705	8,486	7,945
Engineering	1,293	1,275	3,291	4,149
Amortization of intangibles	186	231	616	693
	7,030	6,957	21,266	21,575
Loss from operations	(2,020)	(1,560)	(3,109)	(5,632)
Interest income, net	14	33	57	90
Loss before income taxes	(2,006)	(1,527)	(3,052)	(5,542)
Income tax benefit	—	(565)	—	(2,051)
Net loss	$(2,006)	$(962)	$(3,052)	$(3,491)

Net loss per share:
Basic	$(0.20)	$(0.09)	$(0.30)	$(0.37)
Diluted	$(0.20)	$(0.09)	$(0.30)	$(0.37)
Weighted average shares outstanding:
Basic	10,222	10,186	10,230	9,512
Diluted	10,222	10,186	10,230	9,512

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$12,868	$10,334
Accounts receivable, net	10,554	12,419
Inventories	2,320	2,410
Inventories shipped but not installed	2,719	4,059
Income tax receivable	—	1,952
Other current assets	502	401
Total current assets	28,963	31,575
Property and equipment, net	4,742	5,506
Goodwill	5,500	5,500
Intangibles, net	1,520	2,135
Other assets	60	69
Total assets	$40,785	$44,785

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,814	$13,667
Accrued commissions	490	818
Accrued income tax	284	—
Accrued sales and use tax	739	496
Accrued expenses, other	750	683
Deferred profit	2,632	2,434
Total current liabilities	16,709	18,098
Deferred rent	544	341
Total liabilities	17,253	18,439

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,234,178 and 10,206,699 shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively	10	10
Additional paid-in capital	26,091	25,854
Retained earnings (accumulated deficit)	(2,569)	482
Total stockholders’ equity	23,532	26,346
Total liabilities and stockholders’ equity	$40,785	$44,785

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(3,051)	$(3,491)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts	30	77
Depreciation and amortization	1,499	1,532
Amortization of intangibles	615	693
Deferred income taxes	—	(4)
Deferred rent	203	81
Loss on sale of assets	9	—
Changes in operating assets and liabilities:
Accounts receivable	1,803	3,462
Inventories	1,430	929
Other current assets	1,851	(206)
Other assets	117	233
Accounts payable	(1,853)	(2,617)
Accrued expenses	23	(427)
Income taxes	243	(742)
Deferred profit	198	(104)
Net cash provided by (used in) operating activities	3,117	(584)

Cash flows from investing activities:
Purchase of property and equipment	(744)	(828)
Net cash used in investing activities	(744)	(828)

Cash flows from financing activities:
Proceeds from issuance of common stock	129	5,406
Payments on note payable to former stockholder	—	(704)
Net cash provided by financing activities	129	4,702

Increase in cash and cash equivalents	2,502	3,290
Cash and cash equivalents, beginning of period	10,334	5,846
Cash and cash equivalents, end of period	$12,836	$9,136